EXHIBIT 10.1

July 19, 2018

Samuel Agresta
24 Coolidge Avenue
Lexington, MA 02420

Dear Sam,

On behalf of Infinity Pharmaceuticals, Inc. (the “Company”), I am pleased to offer you the position of Senior Vice President, Chief Medical Officer reporting to Adelene Perkins, Chief Executive Officer.

Effective Date: The effective date of your full-time employment with the Company shall be August 6, 2018.

1.	Salary: Your base salary will be $15,769.23 per biweekly pay period (equivalent to
$410,000.00 (USD) on an annualized basis). In addition, in accordance with the Company’s regular compensation practices, you may receive, approximately annually, a salary review, and the Company may adjust your salary upward based on your performance, the Company’s performance, and/or such other factors as may be determined at the sole discretion of the Company’s Board of Directors or its designee.

2.
Sign on Bonus: The Company will pay you a bonus of $800,000.00 minus all applicable taxes on the date of your first paycheck following commencement of your full-time employment. Should your employment be terminated by the Company for “Cause” or should you voluntarily resign not following a “Good Reason” condition (as such terms are defined in the Company’s current Executive Severance Plan (“ESP”)) within 12 months of having received your bonus, you agree to repay to the Company your bonus in full, if requested by the Company. Should your employment be terminated by the Company for “Cause” or should you voluntarily resign not following a “Good Reason” condition (as such terms are defined in the ESP) after 12 months but before 24 months of having received your bonus, you agree to repay to the Company fifty percent of your bonus, if requested by the Company. In the event that the ESP (attached hereto as Exhibit “A”) no longer exists at the time of termination, the definitions of “Cause” and “Good Reason” in the current ESP on the date of your hire shall control.

3.
Contingent Compensation: In addition to your salary and benefits, you are eligible to participate in the Company’s 2018 contingent compensation program. This program may result in a bonus paid in cash or stock, depending on your and the Company’s achievements of goals and objectives, as well as overall business conditions. The Contingent Compensation program is administered by the Company's Board of Directors (“Board”) in their sole discretion. For those hired within the plan year (after March 1), your cash bonus payment will be pro-rated based on your hire date. In order to be eligible for any type of payment under the program, you must be actively employed by the Company at the time the payment is made.

July 19, 2018
Samuel Agresta

4.
Equity Participation, Vesting of Stock Options: You will be granted a stock option exercisable for 300,000 shares of the Company’s Common Stock. A complete description of the terms and conditions of the stock option award will be contained in the Infinity Pharmaceuticals 2010 Stock Incentive Plan (“Plan”) and the form of stock option agreement to be entered into by you and the Company. The option will be intended to be an “incentive stock option” to the maximum extent permitted under the Plan terms and the Internal Revenue Code and the remaining portion will be a non-qualified stock option. The option will vest as to one fourth (1/4) of the shares on the first anniversary of your commencement of full-time employment with the Company and as to one forty-eighth (1/48) of the shares monthly thereafter until all shares are vested, provided that you remain employed by the Company. In addition, in accordance with the Company’s compensation practices, you will receive, approximately annually, a merit stock review which shall be based on your performance, the Company’s performance, and any such factors as may be determined by the Company’s Board of Directors. The option will automatically become vested in full immediately prior to a Change in Control Event (as such term is defined in the Plan). The treatment upon a change in control of the Company of any other equity award granted to you under the Plan, or any equity compensation award granted to you other than under the Plan, will be governed by the applicable incentive plan or other instrument evidencing such award.

5.
Benefits: You may participate in any and all of the benefit programs that the Company establishes and makes available to its employees from time to time provided you are eligible under (and subject to all provisions of) the plan documents governing these programs, including without limitation the Company’s ESP. Without limiting the generality of the foregoing, you shall at all times have indemnification protection, and the benefit of liability insurance and other similar protections, on a basis no less favorable than any other officer or director of the Company.

6.
Vacation and Holiday: Upon your date of hire, you will start to accrue vacation time at a rate of 15 days per year, which may be taken in accordance with Company policy, provided however, the Company reserves the right to change its vacation policy at any time. Paid holidays will be observed in accordance with the Company’s policy.

7.
Employment At-Will: Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time and the Company will not be obligated to continue your employment for any specific period. Both you and the Company may terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company (except as described herein and except as required by law or regarding any vested benefits under the terms of any applicable Company benefit plans).

8.
Proprietary Information, No Conflicts: As a condition of employment, you agree to execute the Company’s standard form of Invention, Non-Disclosure, and Non-Competition Agreement and to be bound by all of the provisions thereof. You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement, or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.

9.
Employment Eligibility Verification: Please note that all persons employed in the United States are required to complete an Employment Eligibility Verification Form on the first day of employment and to submit an original document or documents that establish identity and employment eligibility within three business days of employment.

July 19, 2018
Samuel Agresta

10.
Successors and Assigns: This letter of offer will be binding upon and inure to the benefit of the Company’s successors and assignees, and to your executors and heirs In the event of a merger or consolidation (whether or not the Company is the surviving or the resulting corporation), the surviving or resulting corporation will be bound by the obligations set forth in this letter offer.

11.	Contingencies: This offer is expressly contingent upon the successful completion of a pre- employment background and reference check.

12.
Code Section 409A. This offer letter is intended to be exempt from or to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) Anything in this offer letter to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you becomes entitled to under this offer letter on account of your separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed payment or benefit is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Offer letter shall be provided by the Company or incurred by you during the time periods set forth in this Offer letter. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Offer letter constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h). The Company and you intend that this Offer letter will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Offer letter is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder will be exempt from or will comply with Section 409A. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Offer letter are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

13.
No Mitigation/Offset: You shall not be required to mitigate the amount of any payment provided for under this offer letter, including any payments that may be made under the ESP, by seeking other employment or otherwise, and the amount of any such payment shall not be reduced as a result of your other employment or otherwise.

July 19, 2018
Samuel Agresta

Sam, all of us here at Infinity are very enthusiastic about your commitment to joining the Company and have the highest expectations of your future contributions.

Please indicate your understanding and acceptance of the foregoing terms of your employment by signing the enclosed copy of this letter and returning it to Seth Tasker no later than July 23, 2018. After that date, the offer will expire.

Very truly yours,

/s/Adelene Q. Perkins

Adelene Q. Perkins
Chief Executive Officer

The foregoing correctly sets forth the terms of my at-will employment by Infinity Pharmaceuticals, Inc.

/s/Samuel Agresta	7/19/2018
Samuel Agresta	Date